EXECUTION VERSION

JARDEN CORPORATION,

as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

THE BANK OF NEW YORK,

as Trustee

7 1/2% SENIOR SUBORDINATED NOTES DUE 2017

SECOND SUPPLEMENTAL INDENTURE DATED AS OF

FEBRUARY 14, 2007

This SECOND SUPPLEMENTAL INDENTURE, dated as of February 14, 2007 (this “Second Supplemental Indenture”), is by and between Jarden Corporation, a Delaware corporation (such corporation and any successor as defined in the Base Indenture, the “Company”), and The Bank of New York, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company has previously executed and delivered an Indenture, dated as of February 13, 2007 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 13, 2007 (the “First Supplemental Indenture” and together with the Base Indenture, the “Existing Indenture”) with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior subordinated debt securities;

WHEREAS, the Company has previously issued $550,000,000 aggregate principal amount of its 7 1/2% Senior Subordinated Notes due May 1, 2017 (the “Old Notes”) pursuant to the First Supplemental Indenture;

WHEREAS, the Company desires to issue an additional $100,000,000 aggregate principal amount of its 7 1/2% Senior Subordinated Notes due May 1, 2017 (the “Notes”), the issuance of which was authorized by or pursuant to a resolution of the Board of Directors of the Company;

WHEREAS, Section 301 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of securities of any series as permitted by Section 301 and Section 901 of the Base Indenture;

WHEREAS, the Company is entering into this Second Supplemental Indenture to establish the form and terms of the Notes;

WHEREAS, the Existing Indenture is incorporated herein by reference and the Existing Indenture, as supplemented by this Second Supplemental Indenture is herein called the “Indenture” as that term is defined in the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1 ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Relation to Existing Indenture

This Second Supplemental Indenture constitutes a part of the Existing Indenture (the provisions of which, as modified by this Second Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Existing Indenture insofar as it relates to any other series of securities or affects in any manner the terms and conditions of the securities of any other series.

SECTION 1.02. Establishment.

(a) There is an established series of securities issued under the Existing Indenture, designated as the Company’s 7 1/2% Senior Subordinated Notes due 2017, substantially in the form set forth in Exhibit A to the First Supplemental Indenture.

(b) There are to be authenticated and delivered on the date hereof One Hundred Million Dollars ($100,000,000) aggregate principal amount of the Notes.

(c) The Notes shall be issued in the form of one or more permanent Notes in substantially the form set out in Exhibit A to the First Supplemental Indenture.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof, unless otherwise specified in the Note, or from the most recent date to which interest has been paid or duly provided for.

(e) With respect to the Notes (and any Guarantees endorsed thereon) only, the Existing Indenture shall be supplemented pursuant to Sections 2.01, 3.01 and 9.01 thereof to establish the terms of the Notes (and any Guarantees endorsed thereon) as set forth in this Second Supplemental Indenture, including, the form and terms of the securities representing the Notes required to be established pursuant to Article II of the Existing Indenture shall be established in accordance with Article 2 of this Second Supplemental Indenture.

To the extent that the provisions of this Second Supplemental Indenture (including those referred to immediately above) conflict with any provision of the Existing Indenture, the provisions of this Second Supplemental Indenture shall govern and be controlling, solely with respect to the Notes (and any Guarantees endorsed thereon).

(f) The Notes shall rank pari passu with the Company’s Existing Notes and Old Notes.

(g) Unless otherwise expressly specified, references in this Second Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Second Supplemental Indenture, and not the Existing Indenture or any other document.

SECTION 1.03. Definitions

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Existing Indenture.

(b) The following are definitions used in this Second Supplemental Indenture and to the extent that a term is defined both herein and in the Existing Indenture, unless otherwise specified, the definition in this Second Supplemental Indenture shall govern solely with respect to the Notes (and any Guarantee endorsed thereon).

“2002 Indenture” means the Indenture dated as of April 24, 2002, among the Company, the guarantors party thereto and The Bank of New York, as trustee.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09 of the First Supplemental Indenture, 7 1/2% Senior Subordinated Notes due 2017 issued from time to time after the Issue Date under the terms of the Existing Indenture (other than pursuant to Sections 2.06, 2.07 or 2.10 of this Second Supplemental Indenture or Section 3.06 of the Existing Indenture).

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any notes on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess, if any, of:

(a)	the present value at such Redemption Date of (i) the redemption price of the Note at May 1, 2012 (such redemption price being set forth in Section 3.07 of the Existing Indenture), plus (ii) all required interest payments due on such Note through May 1, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)	the principal amount of such Note.

“Applicable Procedures” means with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer, redemption or exchange.

“Board of Directors” means

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Certificated Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A of the First Supplemental Indenture, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 of the Existing Indenture, or such other address as to which the Trustee may give notice to the Company.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Second Supplemental Indenture.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Second Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Notes” means the Company’s 9 3/4% Senior Subordinated Notes due 2012.

“Global Note Legend” means the legend set forth in the form of Note attached as Exhibit A to the First Supplemental Indenture, which is required to be placed on all Global Notes issued under this Second Supplemental Indenture.

“Global Notes” means the global Notes in the form of Exhibit A to the First Supplemental Indenture issued in accordance with Article 2 hereof.

“Guarantee” means:

(1) the guarantee of the notes by Domestic Restricted Subsidiaries of the Company in accordance with the terms of the Indenture; and

(2) the guarantee of the notes by any Restricted Subsidiary required under the terms of Section 4.17 of the Existing Indenture.

“Guarantor” means any Restricted Subsidiary that incurs a Guarantee; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the indenture, such Restricted Subsidiary shall cease to be a Guarantor, but, subject to 4.17(c) hereof, will not initially include the following nine Restricted Subsidiaries (the “Immaterial Domestic Subsidiaries”): Alltrista Newco Corporation, Australian Coleman, Inc., Jarden Direct, Inc., Lehigh Consumer Products Corporation, Loew-Cornell, Inc., Nippon Coleman, Inc., Pine Mountain Corporation, Rival Consumer Sales Corporation, and SI II, Inc.

“Holder” means a Person in whose name a Note is registered.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $100,000,000 in aggregate principal amount of Notes issued under this Second Supplemental Indenture on the date hereof.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of the Notes.

“Issue Date” means February 14, 2007.

“Legal Holiday” means a Saturday, Sunday or a day on which banking institutions in the city of New York, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Officer” means the Chairman of the Board, Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the principal accounting officer, the Secretary, any Executive Vice President or any Vice President of the Company.

“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer, the Treasurer, the principal accounting officer, or principal financial officer of the Company, and delivered to the Trustee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” with respect to any Person, means:

(i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

(ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder as in effect on the date which this Second Supplemental Indenture is qualified under the TIA.

SECTION 1.04. Other Definitions

Term	Defined in Section
Authentication Order	2.02(d)
Base Indenture	Preamble
Company	Preamble
DTC	2.03(b)

Term	Defined in Section
Existing Notes	Preamble
First Supplemental Indenture	Preamble
Indenture	Preamble
Notes	Preamble
Old Notes	Preamble
Paying Agent	2.03(a)
Redemption Date	2.08(d)
Registrar	2.03(a)
Trustee	Preamble

SECTION 1.05. Incorporation by Reference of Trust Indenture Act

(a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b) The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Second Supplemental Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.

SECTION 1.06. Rules of Construction

Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)	“or” is not exclusive;

(iv)	words in the singular include the plural, and in the plural include the singular;

(v)	all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii)	“including” means “including without limitation;”

(viii) provisions apply to successive events and transactions; and

(ix) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

ARTICLE 2 THE NOTES

Pursuant to Section 201 of the Base Indenture, the provisions of this Article 2 establish the form of the Notes under this Second Supplemental Indenture, and to the extent that any provisions of this Article 2 are duplicative, or in contradiction with, the Indenture, the provisions of this Article 2 shall govern the Notes.

SECTION 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to the First Supplemental Indenture, which is hereby incorporated in and expressly made part of this Second Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A to the First Supplemental Indenture. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Second Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall govern and be controlling.

(b) Book-Entry Provisions. This Section 2.01(b) shall only apply to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Second Supplemental Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Certificated Notes.

For greater certainty, the provisions of this Section 2.01(c) are subject to the requirements relating to notations, legends or endorsements on Notes required by law, stock exchange rule, or agreements to which any the Company is subject, if any.

SECTION 2.02. Execution and Authentication.

(a) One Officer shall sign the Notes for the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Second Supplemental Indenture.

(d) The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”), authenticate Notes for original issue.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Second Supplemental Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company or any of their respective Subsidiaries.

SECTION 2.03. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Second Supplemental Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby initially agrees so to act.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with TIA Section 312(a).

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Second Supplemental Indenture or under the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

SECTION 2.06. Transfer and Exchange

(a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Registrar with a request:

(1) to register the transfer of such Certificated Notes; or

(2) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing;

(b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, then the Trustee shall cancel such Certificated Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased accordingly. If no Global Notes are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate from the Company, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Second Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.

(d) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Second Supplemental Indenture (other than the provisions set forth in subsection (e) of this Section 2.06), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(e) Authentication in Absence of Depositary. If at any time:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and beneficial owners holding interests representing an aggregate principal amount of at least 51% of such Notes represented by Global Notes advise the Trustee in writing that the continuation of a book-entry system through the Depositary is no longer in such owner’s best interests.

then the Company will execute, and the Trustee, upon receipt of an Officers’ Certificate requesting the authentication and delivery of Certificated Notes to the Persons designated by the Company, will authenticate and deliver Certificated Notes, in an aggregate principal amount equal to the principal amount of Global Notes, in exchange for such Global Notes.

(f) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Certificated Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(2) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith.

(3) The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 3 of the Existing Indenture, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

(4) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(5) All Notes issued upon any transfer or exchange pursuant to the terms of this Second Supplemental Indenture shall evidence the same debt and shall be entitled to the same benefits under this Second Supplemental Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(2) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Second Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Second Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note had become or is about to become due and payable, the Company, in its discretion, may, instead of issuing a new Note, pay such Note, upon satisfaction of the conditions set forth in the preceding paragraph.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Second Supplemental Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of any Holder with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.

SECTION 2.08. Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 3.09 of the Existing Indenture, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 2.08(b) hereof.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 of the Existing Indenture, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Second Supplemental Indenture, on a date of redemption (a “Redemption Date”) or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Second Supplemental Indenture.

SECTION 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, upon direction by the Company and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company from time to time upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.13. Additional Notes

The Company shall be entitled, subject to its compliance with Section 4.09 of the Existing Indenture, to issue Additional Notes under this Indenture in an unlimited aggregate principal amount which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price and first payment of interest. The Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b) the issue price, the issue date and the CUSIP number(s) of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.

SECTION 2.14. Parity with the Existing Notes Issued or Issuable Under 2002 Indenture.

(i) Notwithstanding anything to the contrary contained in any provision of this Indenture or any Notes issued hereunder on the date hereof, the Notes issued under this Indenture on the date hereof shall rank in parity in all respects to the Existing Notes issued or issuable under the 2002 Indenture.

ARTICLE 3 MISCELLANEOUS

SECTION 3.01. Relationship to the Indenture.

The Second Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 3.02. Modification of the Indenture.

Except as expressly modified by this Second Supplemental Indenture, the provisions of the Existing Indenture shall govern the terms and conditions of the Notes.

SECTION 3.03. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.04. No Adverse Interpretation of Other Agreements.

This Second Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Second Supplemental Indenture.

SECTION 3.05. Successors.

All covenants and agreements of the Company in this Second Supplemental Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

SECTION 3.06. Severability.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.07. Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.08. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 3.09. Trustee Makes No Representation.

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

Dated as the date first written above

ISSUER:

JARDEN CORPORATION

By:	/s/ Ian G.H. Ashken
Name: Ian G.H. Ashken
Title: Chief Financial Officer

GUARANTORS:

ALLTRISTA PLASTICS CORPORATION

AMERICAN HOUSEHOLD, INC.

BICYCLE HOLDING, INC.

BRK BRANDS, INC.

CC OUTLET, INC.

COLEMAN INTERNATIONAL HOLDINGS, LLC

COLEMAN WORLDWIDE CORPORATION

FIRST ALERT, INC.

FIRST ALERT HOLDINGS, INC.

HEARTHMARK, LLC

JARDEN ACQUISITION I, INC.

JARDEN ZINC PRODUCTS, INC.

KANSAS ACQUISITION CORP.

L.A. SERVICES, INC.

LASER ACQUISITION CORP.

QUOIN, LLC

SUNBEAM PRODUCTS, INC.

THE COLEMAN COMPANY, INC.

THE UNITED STATES PLAYING CARD COMPANY

USPC HOLDING, INC.

By:	/s/ Ian G.H. Ashken
Name: Ian G.H. Ashken Title: Treasurer

HOLMES MOTOR CORPORATION

By:	/s/ Ian G.H. Ashken
Name: Ian G.H. Ashken Title: Secretary

SUNBEAM AMERICAS HOLDINGS, LLC

By:	/s/ Ian G.H. Ashken
Name: Ian G.H. Ashken Title: President

TRUSTEE:

THE BANK OF NEW YORK

By:	/s/ Julie Salovitch-Miller
Name: Julie Salovitch-Miller Title: Vice President